Exhibit 99.1

Summary of Certain Compensatory Arrangements

for the Executive Officers of Spansion Inc.

The executive officers of Spansion Inc. (the “Company”) are eligible, under the Company’s Pay for Performance Plan for fiscal 2007 (the “2007 Plan”), to receive cash bonuses for fiscal 2007, which are paid during fiscal 2008. The amount of the cash bonuses is based in part on three corporate performance measures (operating profit, the Company’s share of the NOR segment of the Flash memory market, and percentage of revenue from specified advanced technologies for fiscal 2007), and in part on individual performance objectives. On March 10, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved the amount and payment of cash bonuses to the Company’s executive officers, excluding the Chief Executive Officer, under the 2007 Plan. On March 12, 2008, the Compensation Committee approved the amount and payment of a cash bonus to the Company’s Chief Executive Officer under the 2007 Plan.

The cash bonus amounts paid under the 2007 Plan to the Company’s Named Executive Officers are set forth in the table below:

Name and Title of Executive Officer	2007 Plan Cash Bonus Amount
Bertrand F. Cambou President and Chief Executive Officer	$125,000
James E. Doran Executive Vice President and Chief Operating Officer	$80,000
Thomas T. Eby Executive Vice President, Consumer, Set Top Box and Industrial Division	$40,000
Ahmed Nawaz Executive Vice President, Wireless Solutions Division	$40,000
Dario Sacomani Executive Vice President and Chief Financial Officer	$60,000